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                                                                      EXHIBIT 14

                        Valley Community Bancshares, Inc.

                                 CODE OF ETHICS

The Executive Management Committee of Valley Community Bancshares, Inc. (the "Company") includes the Chief Executive Officer, the Chief Financial Officer, and the Credit Administrator. They are referred to as the "Senior Financial Officers" in this policy and they hold an important and elevated role in corporate governance. Honesty, integrity, and ethical behavior are the foundation of our long-term success.

Senior Financial Officers will, to the best of their ability:

         1. Make decisions based on the long-term interest of the Company and the best interest of its shareholders.

         2. Engage in and promote honest and ethical conduct including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

         3. Avoid real or perceived conflicts of interest. Any questionable transactions should be brought to the attention of the Chief Executive Officer, unless involving the Chief Executive Officer, in which case report the matter to the Chairman of the Board of Directors.

         4. Take all reasonable measures to protect the confidentiality of non-public information about the Company or its subsidiary and their customers and prevent the unauthorized disclosure of such information unless required by applicable law or regulation or legal or regulatory process.

         5. Make full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company or its subsidiary files with or submits to the Securities and Exchange Commission and other regulators and in other public communication made by the Company or its subsidiary.

         6. Comply with applicable governmental laws, rules, and regulations.

         7.       Protect Company assets and ensure their proper use.

         8. Promptly report any possible violation of this Code of Ethics to the Chairman of the Audit Committee.

Senior Financial Officers are prohibited from directly or indirectly taking any action to fraudulently influence, coerce, manipulate, or mislead the Company or its subsidiary or independent public auditors for the purpose of rendering the financial statement misleading. Any violation of this Code of Ethics may result in disciplinary action by the Board of Directors up to and including termination of employment. Violations of this Code of Ethics may also constitute violation of law and may result in civil and criminal penalties to the Senior Financial Officer and the Company. Any waivers that are granted by the Board of Directors will be publicly disclosed to shareholders if required by applicable law.

Annually, each Senior Financial Officer shall certify in writing his or her compliance during the prior year with this Code of Ethics.